[TORO logo]
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
612/888-8801                                FAX 612/887-8258

AT THE TORO COMPANY:

INVESTOR RELATIONS                                    MEDIA RELATIONS
Stephen P. Wolfe          Stephen D. Keating          Don St. Dennis
Vice President, CFO       Assistant Treasurer         Director, Public Relations
(612) 887-8076            (612) 887-8526              (612) 887-8960


FOR IMMEDIATE RELEASE:

              THE TORO COMPANY DECLARES REGULAR QUARTERLY DIVIDEND;
                 ADOPTS NEW PREFERRED SHARE PURCHASE RIGHTS PLAN

BLOOMINGTON, Minn., (May 20,1998) -- The board of directors of The Toro Company (NYSE: TTC) announced it has declared a regular quarterly cash dividend of 12 cents per share payable July 13, 1998, to stockholders of record June 22, 1998. As of May 20, 1998, the company had 12,843,503 common shares outstanding.

          In other action, the board of directors adopted a new Preferred Share Purchase Rights Plan, designed to protect shareholder value in the event of a takeover attempt. The 1998 Rights Plan replaces a plan authorized in 1988, which is set to expire in June.

          "The new Rights Plan assures that shareholders will receive fair and equal treatment if efforts are made to gain control of the company without paying all shareholders proper value," said Kendrick B. Melrose, chairman and chief executive officer of The Toro Company. "The new Rights Plan does not prevent a takeover, nor has it been adopted in response to any specific effort to acquire control of Toro. It is intended to enable shareholders to realize the long-term value of their investments in the company and to assure the ability of the board of directors to protect the interests of all shareholders."

                                     -MORE-
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          Under the 1998 Rights Plan, one right for each share of common stock outstanding will be granted to shareholders of record on June 14, 1998. These rights will become exercisable only if a person or group acquires 15 percent or more of Toro's common stock or announces a tender offer that would result in the ownership of 15 percent or more of the common stock. Each right will then entitle the holder to buy a one one-hundredth interest in a share of a series of preferred stock at an exercise price of $180.

          The 1998 Rights Plan also allows the Board of Directors to redeem the rights at a cost of one cent per right at any time before a 15 percent position in Toro is acquired by any person or group.

          If a person or group acquires 15 percent or more of Toro's outstanding common stock, each right entitles its holder (other than the acquiring person or group) to purchase the number of common shares of Toro having a market value of twice the exercise price of the right. In addition, if Toro is acquired in a merger or other business combination after such 15 percent acquisition, each right entitles its holder (other than the acquiring person or group) to purchase the number of shares of the acquiring company's common shares having a market value of twice the exercise of each right.

          The 1998 Rights Plan also gives the board of directors the option to exchange one share of common stock of the corporation for each right (not owned by the acquirer) after an acquirer holds 15 percent but less than 50 percent of the outstanding shares of common stock.

          The Rights distribution under the new plan will be made to shareholders of record on June 14, 1998. The receipt of the rights by shareholders is not taxable. The 1998 Rights Plan will expire on June 14, 2008.

          Toro is a leading worldwide provider of outdoor maintenance and beautification products, irrigation systems and nutrients for home, recreation and commercial landscapes.